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                                   CHARTER
                                      OF
                  RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK

                                  ARTICLE I

     The name of this Corporation shall be:

                  RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK

                                  ARTICLE II

     The principal office of this Corporation shall be located in the County of Albany in the State of New York.

                                 ARTICLE III

     SECTION 1. The kind or kinds of insurance to be transacted by the Corporation are those kinds specified in Paragraphs "1", "2" and "3", Section 1113(a) of the Insurance Law of the State of New York, as follows:

          1. "Life Insurance," means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon (A) diagnosis of terminal illness defined as a life expectancy of twelve months or less, (B) diagnosis of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, (C) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured's life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment, or (D) certification by a licensed health care practitioner that the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a
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     qualified long term care insurance carrier under Section 4980(c) of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. "Life insurance" also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured or in the event the insured is a resident of a nursing home. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

          2. "Annuities," means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

          3. "Accident and health insurance," means

               (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (ii) hereof; and

               (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.

     SECTION 2. The Corporation may also engage in the reinsurance of the kinds of insurance business it is authorized to do.

     SECTION 3. The foregoing enumeration of specific kinds of insurance shall not be held to limit or restrict the powers of the Corporation to carry on any other business to the extent necessarily or properly incidental to such kinds of insurance.
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     SECTION 4. The Corporation shall have full power and authority to cede and assume reinsurance of any risks subject to the Insurance Law and the rules and regulations of the Insurance Department of the State of New York.

     SECTION 5. The Corporation shall have and may exercise such other powers as are conferred upon it by law.

                                  ARTICLE IV

     The mode and manner in which the corporate powers of the Corporation shall be exercised is through a Board of Directors and through such Committees of the Board of Directors, officers and agents as such Board and the By-Laws of the Corporation shall empower.

                                  ARTICLE V

     SECTION 1. The number of the directors of the Corporation shall be not less than thirteen (13) nor more than twenty-three (23) and shall be determined by the provisions of the By-Laws. In no case shall a decrease in the number of directors shorten the term of any incumbent director.

     SECTION 2. The directors shall be elected at each annual meeting of the stockholders of the Corporation, and the directors so elected shall hold office for one year and until their respective successors shall have been elected and shall have qualified. The directors shall be chosen and elected by a plurality of the whole number of shares voted.

     SECTION 3. Any director may be removed with or without cause by the majority vote of the stockholders present in person or by proxy at any meeting of stockholders. Not less than one-third of the directors may call a Special Meeting for the purpose of removing any director
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for cause and at such Special Meeting so called, such director may be removed by the affirmative vote of two-thirds of the remaining directors.

     SECTION 4. Whenever any vacancy in the Board of Directors shall occur by death, resignation, removal or otherwise, and whenever the number of directors is increased, such vacancy may be filled and such additional directors may be elected, for the remainder of the term in which such event shall happen, by a majority vote of the directors then in office in such manner as may be prescribed by the By-Laws.

     SECTION 5. If the directors shall not be elected in any year at the annual meeting of stockholders as hereinabove provided, or if, because of a vacancy or vacancies on the Board of Directors, the number of the Board shall be less than thirteen (13), the Corporation shall not for that reason be dissolved, but every director shall continue to hold office and discharge his duties until his successor shall have been elected.

     SECTION 6. At all times a majority of the directors shall be citizens and residents of the United States, not less than two (2) thereof shall be residents of the State of New York, and each director shall be at least eighteen (18) years of age.

                                  ARTICLE VI

     The annual meeting of the shareholders shall be held on the last Tuesday of April of each year, if not a legal holiday, and if a legal holiday, then on the next succeeding business day, or at such other day or hour, as may be from time to time be designated by the Board of Directors or President.
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                                 ARTICLE VII

     Except as otherwise provided by law, the presence in person or by proxy at any meeting of stockholders of the holders of a majority of shares of the capital stock of the Corporation issued and outstanding and entitled to vote thereat shall constitute a quorum. If, however, such majority shall not be represented at any meeting of the stockholders, the holders of a majority of the shares present or represented and entitled to vote thereat shall have power to adjourn the meeting from time to time without notice until the requisite amount of shares entitled to vote at such meeting shall be represented. At such adjourned meeting at which the requisite number of shares entitled to vote thereat shall be represented, any business may be transacted which might have been transacted at the meeting as originally notified.

                                 ARTICLE VIII

     The duration of the corporate existence of this Corporation shall be perpetual.

                                  ARTICLE IX

     The holders of stock of the Corporation shall not have any pre-emptive, preferential or other right to subscribe for or purchase or acquire any shares of any class of stock or any other securities of the Corporation, whether now or hereafter authorized, and whether or not convertible into, or evidencing or carrying the right to purchase, shares of stock or any class or, any other securities now or hereafter authorized and whether the same shall be issued for cash, service or property, or by way of dividend, or otherwise, other than such right, if any, as the Board of Directors in its discretion from time to time may determine; but all such shares of stock or other securities may be issued and disposed of by the Board of Directors, to the extent
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permitted by law, in such manner to such person or persons, on such terms, for such consideration and for such corporate purposes as the Board of Directors may deem advisable.

                                  ARTICLE X

     The amount of the authorized capital of this Corporation shall be TWO MILLION ($2,000,000) DOLLARS, to consist of TWO HUNDRED THOUSAND (200,000) shares of stock of the par value of TEN ($10.00) DOLLARS per share.

                                  ARTICLE XI

     The Corporation may establish, maintain and operate offices and agencies and conduct business outside of the State of New York and in other states, countries, territories, dependencies, protectorates and in the District of Columbia, in such form and manner as the Board of Directors may determine.

                                 ARTICLE XII

     The Board of Directors shall adopt By-Laws for its own regulation and that of the conduct of the business of the Corporation, which By-Laws shall not be inconsistent with this Charter or with the laws of the State of New York, and which By-Laws may be modified, rescinded or amended from time to time by majority vote of the Board of Directors at any special meeting called for that purpose, or at any regular meeting.

                                 ARTICLE XIII

     SECTION 1. To the extent permitted and the manner prescribed by law, the Corporation shall indemnify any person made, or threatened to be made, a party to any action, suit or proceeding, civil or criminal, by reason of the fact that he, his testator or intestate, is or was Director or Officer of the Corporation or of any other corporation of any type or kind,
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domestic or foreign, which he served in any capacity at the request of the
Corporation, against judgments, fines, amounts paid in settlement and reasonable expenses (which the Corporation may advance), including attorneys' fees, actually and necessarily incurred as a result of such action, suit or proceeding, or any appeal therein. The foregoing right of indemnification shall not be exclusive of any other right to which any such person may be entitled. Neither the adoption of this resolution nor any modification or repeal hereof, or of any provision of any applicable law shall, unless otherwise required by law, enlarge or diminish any right of indemnification of a Director or Officer as it existed at the time of accrual of the alleged cause of action asserted in the threatened or pending action, suit or proceeding in which the expenses were incurred or other amount were paid.

     SECTION 2. The Board, in its discretion, may authorize the Corporation to indemnify any person, other than a Director or Officer, for expenses incurred or other amounts paid in any civil or criminal action, suit or proceeding, to which such person was, or was threatened to be, made a party by reason of the fact that he, his testator or intestate, is or was an employee or agent of the Corporation or of any other corporation of any type or kind, domestic or foreign, which he served in any capacity at the request of the Corporation, against judgments, fines, amounts paid in settlement and reasonable expenses (which the Corporation may advance), including attorneys' fees, actually and necessarily incurred as a result of such action, suit or proceeding, or any appeal therein.

     Dated and effective as of December 31, 2006 at 11:59 P.M., Eastern Standard Time.
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RiverSource Life Insurance Co. of New York
(f/k/a IDS Life Insurance Company of New York)


By: /s/ Timothy V. Bechtold
   --------------------------
        President

By: /s/ Thomas R. Moore
    -------------------------
        Secretary